Exhibit 99.1

AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”), dated February 13, 2013, to the Employment Agreement (the “Agreement”) dated as of November 6, 2007 with an effective date of May 31, 2007, by and between Nathan’s Famous, Inc., a Delaware corporation, with its principal office located at One Jericho Plaza, Jericho, New York 11753 (together with its successors and assigns permitted under this Agreement, “Nathan’s” or the “Company”), and Donald L. Perlyn who resides at 7403 Floranada Way, Delray Beach, Florida 33446 (“Perlyn” or the “Executive”), is made by and among Nathan’s and Perlyn.

WITNESSETH:

WHEREAS, Nathan’s and Perlyn wish to amend the Agreement, which is currently scheduled to terminate on September 30, 2013;

WHEREAS, the parties wish to amend the Agreement as provided herein in order to, among other things, extend the termination date of the Agreement until February 12, 2014 and address certain issues associated with Mr. Perlyn’s retirement as an employee of the Company on February 12,2014.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.           Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

2.           Amendment to Term of Employment.  Section 3 of the Agreement is hereby amended to read in its entirety as follows:

Executive’s employment under this Agreement shall continue subject to earlier termination as provide in Section 8 below, terminating on February 12, 2014 (the “Employment Term”).  Notwithstanding anything else herein, the provisions of Section 9 hereof shall survive and remain in effect notwithstanding the termination of the Employment Agreement.

3.           Benefits and Fringes, and Expenses.  All of Perlyn’s rights under Section 5. Benefits and Fringes and Section 6. Expenses  shall relate solely to the period that Perlyn is an employee of the Company.  Accordingly, all benefits and fringes and expenses set forth in Section 5 and Section 6 of the Agreement shall terminate at the end of the Employment Term.

4.           Termination.  The current language in Section 8 (a)(vii) of the Agreement shall be deleted in its entirety.  Section 8(b)(ii) of the Agreement shall be revised to read in its entirety as follows:

If Executive’s employment terminates on February 12, 2014, Mr. Perlyn shall receive (without a duty to mitigate) severance pay in a lump sum equal to Executive’s Base Salary in effect at the time of termination.  Such lump sum severance payment shall be paid on February 12, 2015.

5.           Confidential Information and Non-Competition.  Section 9(e) of the Agreement shall be amended to read in its entirety as follows:

(e)           During the Employment Term and the Consulting Period (as herein defined) and for a period of one (1) year following the later of the Employment Term or the Consulting Period thereof , Executive shall not enter into Competition with the Company or any of its affiliated entities.

6.           Consulting.  A new Paragraph 12 shall be added to the Agreement to read in its entirety as follows:

12.           Consulting Period.

(a)           General.  Provided that Perlyn’s employment with the Company ends on February 12, 2014, then effective upon the end of the Employment Term, Perlyn shall become a consultant to Nathan’s, in recognition of the continued value to Nathan’s of his extensive knowledge and expertise.  Unless earlier terminated, as provided in Section 12(e), the consulting period shall commence February 13, 2014 and terminate February 12, 2015, unless the Company, at its option elects to extend Mr. Perlyn’s consultancy for an additional year.  (the “Consulting Period”).

(b)           Duties and Extent of Services.

(i)           During the Consulting Period, Perlyn shall consult with Nathan’s and its senior executive officers regarding its business and operations.  Perlyn shall make himself available to perform such consulting services at the request of Nathan’s on reasonable notice; provided, that performance of such consulting services shall not require more than 120 days in any calendar year, nor more than three days in any week.

(ii)           Perlyn’s service as a consultant shall be at the reasonable request of the Company. Perlyn shall also agree to travel to such places as are reasonably requested by the Company.

(iii)           During the Consulting Period, Perlyn shall not be obligated to serve as a member of the Board or to occupy any office on behalf of Nathan’s or any of its Subsidiaries.

(c)           Compensation.  During the Consulting Period, Perlyn shall receive a Consulting Fee of $120,000 per year.

(d)           Termination.  The Consulting Period shall terminate on February 12, 2015 (unless extended for an additional one year at the request of the Company)  or, if earlier, upon Perlyn’s death or upon his failure to perform consulting services as provided in Section 12(b), pursuant to 30 days’ written notice by Nathan’s to Perlyn of the grounds constituting such failure and reasonable opportunity afforded Perlyn to cure the alleged failure.  Upon any such termination, payment of consulting fees and benefits shall cease.

(e)           Expenses.  During the Consulting Period, Perlyn shall be entitled to expense reimbursement for expenses pre-approved in writing by the Chief Executive Officer or the President of the Company.

7.           Stock Repurchase. A new Paragraph 22 shall be added to the Agreement to read in its entirety as follows:

22.           Stock Repurchase.  On the date hereof, the Company will repurchase 67,619 shares (the “Shares”) of the Company’s common stock, $.01 par value (the “Common Stock”), at a purchase price of $36.87, which represents the closing price of Common Stock as reported on the Nasdaq Stock Market on the date hereof (the “Purchase Price”).  Perlyn represents that he has the requisite stock certificates for the Shares, that he can transfer the Shares free and clear of any liens, encumbrances or other restrictions and that he will deliver the Shares and  a duly executed stock power to the Company. In connection with the transactions contemplated by this Paragraph 22 and as a condition to the Company’s obligations under this Section 22, Perlyn will execute the letter set forth in exhibit A.

8.           Limited Nature of Amendments and Waivers.  The Amendment is limited as provided herein and does not extend to any other provisions of the Agreement not specified herein nor to any other matter.  Except as expressly amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

9.           Certain Acknowledgements of Perlyn.  Perlyn acknowledges that upon the expiration of the Employment Term, he will have no additional rights under Section 13 of the Agreement.  In addition, Perlyn acknowledges that, except as set forth in this Agreement, he is entitled to no additional compensation, benefits or severance from the Company.

10.           Effectiveness.  This Amendment shall become effective as of the execution of its extension.

11.           Counterparts; Execution.  This Amendment may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

12.           Governing Law.  This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

NATHAN’S FAMOUS, INC.

By:	/s/ Eric Gatoff
	Name:	Eric Gatoff
	Title:	Chief Executive Officer

/s/ Donald L. Perlyn
Donald L. Perlyn